EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Dave Prichard 608.278.6141

Spectrum Brands Completes Amendment of

 $300 Million ABL Revolver at Lower Interest Rates

Madison, WI, April 25, 2011 – Spectrum Brands Holdings, Inc. (“SBH”, NYSE: SPB) and Spectrum Brands, Inc. (“SBI”, and, together with SBH, the “Company”) today announced they have completed the amendment of SBI’s existing $300 million Senior Secured, asset-based revolving credit facility (the “ABL Revolver”) at lower interest rates and extended maturity, indicative of improved credit market conditions as well as the Company’s strong performance and positive outlook.

Changes to terms in the amendment to the existing ABL Revolver include the extension of the maturity date by 22 months to April 2016, reduced pricing, and the favorable realignment of certain structural attributes consistent with current market conditions, while providing the Company with additional overall operating flexibility.

Assuming average utilization of cash draws and outstanding letters of credit totaling approximately $80 million, the new pricing would reduce the Company’s annual cash interest and related administrative expense by approximately $2 million.

About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, operating through its wholly owned subsidiary Spectrum Brands, Inc. (together, the “Company” or “Spectrum Brands”) is a global, diversified and market-driven consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®. Spectrum Brands’ products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world.

Spectrum Brands generated net sales of $3.1 billion from continuing operations in fiscal 2010.  For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2011 (including its ability to increase its adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) risks related to our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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